Exhibit D-17

                                STATE OF MARYLAND

                                     [SEAL]

                            PUBLIC SERVICE COMMISSION

                                  May 25, 2000


The Honorable Jonathan Katz
Secretary to the Commission
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

          Re:  NiSource/Columbia Energy Merger
               File No. 70-9551
               ----------------

Dear Mr. Katz:

          This correspondence is in reference to a recent filing by Columbia Energy Group ("CEG") a registered public utility holding company, Columbia Gas of Maryland, Inc. ("CMD"), a wholly owned subsidiary of CEG, has advised the Maryland Public Service Commission ("Commission") that CEG has applied to the Securities and Exchange Commission ("SEC") for approval of a proposed merger of CEG and NiSource, Inc. CMD requested that the Commission certify to the SEC that the proposed merger will not impair the ability of the Commission to regulate CMD or protect its retail customers in Maryland.

          The Commission hereby certifies that it has the statutory authority and resources to protect the ratepayers subject to its jurisdiction. The Commission intends to exercise that authority to the fullest extent possible under the law. This certification is applicable solely to CEG's application for merger with NiSource. Furthermore, this certification is subject to being revised or withdrawn by the Commission, if it deems that actions to be appropriate.

                                        By Direction of the Commission,

                                        /S/ Felicia L. Greer

                                        Felecia L. Greer
                                        Executive Secretary


cc:  Frances X. Wright, Counsel